Exhibit 99.1

Regency Energy Partners to Host Annual Investor Day

DALLAS, March 23, 2012 – Regency Energy Partners LP (NYSE: RGP) will host its fifth-annual meeting for analysts and investors, Wednesday, March 28th at the Rosewood Crescent Hotel in Dallas. For the schedule of events, please view the invitation at www.regencyenergy.com.

The presentation will include a review of Regency’s growth strategy and business segments. Attendees will also have the opportunity to participate in a question-and-answer session with senior management.

For those unable to attend, Regency will host a live webcast of the presentation from 9 a.m. to Noon CDT. The webcast is accessible through the Investor Relations link at www.regencyenergy.com.  Webcast participants should log-in at least 15 minutes prior to the start of the meeting to download any necessary audio software. A replay of the webcast will be available on Regency’s website for 30 days.

Also, beginning March 28th, the Investor Day presentation will be available for download through the Investor Relations link at www.regencyenergy.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit Regency’s website at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785
vicki@granadopr.com